Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED BYLAWS OF

DIGITALGLOBE, INC.

a Delaware corporation

February 23, 2017

The undersigned, the duly appointed Secretary of the corporation, hereby certifies that:

1. The undersigned is the duly elected Secretary of DigitalGlobe, Inc., a Delaware corporation (the “Corporation”).

2. Pursuant to a resolution duly adopted by the Board of Directors of the Corporation, effective February 23, 2017, the Bylaws of the Corporation are amended to add a new Article X, which shall read as follows:

“ARTICLE X
EXCLUSIVE FORUM

Section 10.1 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state court located within the State of Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these By-Laws (as may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1.”

3. The matters set forth in this certificate are true and correct to my own knowledge.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first set forth above.

/s/ Daniel L. Jablonsky
Name: Daniel L. Jablonsky
Title: Secretary